EXHIBIT 10.45

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE ("this Amendment"), made as of the 17th day of February, 2007, by and between MERIDIAN COMMERCIAL PROPERTIES LIMITED PARTNERSHIP, a Florida limited partnership, with offices c/o L&J Schmier Management and Investment Co., 7777 Glades Road, Suite 201, Boca Raton, Florida 33434 (the "Landlord") and CROSS COUNTRY HEALTHCARE, INC., a Delaware corporation, with offices at 6651 Park of Commerce Boulevard, Boca Raton, Florida (the "Tenant"), is based upon the following

RECITALS:

A.

Landlord as successor to Meridian Properties, a Michigan general partnership ("Meridian"), is the Landlord and Tenant as successor to Cross Country, Inc., a Delaware corporation, is the Tenant under a certain Lease, made as of April 28,1997 and amended under a certain Amendment to Lease as of May 1,2002 (the "Original Lease") relating to certain premises situated in a building (the "Building") in the Meridian Commerce Center, located at 6651 Park of Commerce Boulevard (the "Property"); and

B.

Landlord and Tenant have agreed to amend the Original Lease upon the terms and conditions hereinafter set forth,

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Landlord and Tenant do hereby acknowledge, confirm and memorialize their mutual understandings in the following

AGREEMENT:

1.

Tenant hereby exercises its second option to extend the term of the Original Lease (as such term was extended by Tenant's exercise of its first option to extend) for five (5) additional years, such that the new expiration date of the Original Lease shall be May 1, 2018.

2.

Landlord hereby gives Tenant an option to extend the term of the OriginaI Lease, as extended hereby, for a third five (5) year term, upon and subject to the terms and conditions set forth in Article 3, Section 1 of the Original Lease.

3.

Landlord hereby agrees to pay Tenant a refurbishing allowance, with such allowance to be used at Tenant's discretion, in the amount of $5.00 per square foot ($350,030) and payable to Tenant upon the earlier of (i) Landlord's refinance of the mortgage existing on the Property as of the date hereof and (ii) June 30, 2007.

4.

Except to the extent amended herein, the Original Lease is hereby ratified and confirmed by the parties and declared by them as remaining valid and binding obligations of each of such parties. All capitalized terms contained in this Amendment that are not expressly defined herein shall have the same meanings, if any, as are ascribed to such terms in the Original Lease. This Amendment may be executed by the parties hereto in separate counterparts, all of which, when taken together, shall constitute one and the same agreement No agreement shall exist pursuant to this Amendment unless and until this Amendment or a separate counterpart hereof is signed by each of the parties hereto. Facsimile counterparts of this Amendment as executed by such parties shall be deemed and treated as executed originals for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD:

MERIDIAN COMMERCIAL PROPERTIES

LIMITED PARTNERSHIP,

By HSGS, INC.

Its General Partner

By: /s/ Jeff Schmier

Name:

Title:

TENANT:

CROSS COUNTRY HEALTHCARE, INC.

By: /s/ Joseph A. Boshart

Name: Joseph A. Boshart

Title: Pressident and Chief Executive Officer